CONTACT:

Bell Industries, Inc.
Tracy A. Edwards/Russell A. Doll
310-563-2355

PondelWilkinson MS&L
Roger S. Pondel/Angie H. Yang
323-866-6060

FOR IMMEDIATE RELEASE

BELL INDUSTRIES REPORTS 2003 FIRST QUARTER RESULTS

     El Segundo, California — May 7, 2003 - Bell Industries, Inc. (AMEX:BI) today reported financial results for the first quarter ended March 31, 2003.

     Net sales for the most recent three-month period were $32.1 million, the same as that of the prior-year period. The company recorded a net loss of $912,000, or $0.11 per share, for the 2003 first quarter, compared with a net loss of $2.2 million, or $0.24 per share, a year ago. Results in 2002 included an accounting charge of $1.3 million after tax, or $0.14 per share, in connection with the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

     For the 2003 quarter, the loss before income taxes was $1.3 million, compared to a loss of $1.5 million before income taxes and the charge for the accounting change in the prior-year period. Bell recognized an income tax benefit of $391,000 in the 2003 first quarter, versus $606,000 a year ago.

     Bell’s Tech.logix Group (BTL), a technology solutions provider and the company’s largest operating unit, posted sales of $19.8 million, compared with $21.1 million in the first quarter of 2002. The decline primarily reflected decreased technology product deliveries offset by increased services revenues arising on new contracts. The group’s operating loss narrowed slightly to $985,000 in the current quarter from $1.0 million a year ago.

     “While general business spending on technology continues to be very weak, hindered by long decision timeframes and extended product lives, we are beginning to realize tangible benefits from the investments to change our business,” said Tracy A. Edwards, chairman, president and chief executive officer of Bell Industries. “BTL’s services revenues increased 50 percent to $8.5 million compared with $5.7 million in the prior-year’s first quarter, and rose to more than 40 percent of BTL’s total revenues from less than 30 percent a year ago. The gain in services revenues was offset by an almost 30 percent decline in product sales, reflecting the difficult IT market and the continuing industry trend of major suppliers marketing their products directly to end-user customers.”

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Bell Industries, Inc.
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     Edwards added: “We are encouraged by recent services wins at BTL, which have positively impacted first quarter revenues and reflect new and expanded technology solutions contracts. In addition, we are pursuing several new engagements that are expected to launch shortly after final transition arrangements. We remain cautious about our immediate financial outlook as continued business development efforts and investments to integrate new client engagements are expected to adversely impact near term operating results. These investments are essential elements as we continue our strategy of building a robust technology outsourcing practice.”

     Sales at Bell’s Recreational Products Group (RPG) increased nine percent to $10.6 million for the current quarter, compared with $9.8 million in the corresponding year-ago period. RPG posted operating income of $61,000, compared with $75,000 a year earlier. Bell attributed the sales increase to strong marine and recreational vehicle product sales, partially offset by weak sales in snow products early in the quarter as a result of mild winter conditions in the northern Midwest in late 2002 and early 2003. The group also recorded increased operating expenses in the current period due to higher initial distribution center costs following the move to a new facility in late 2002.

     At J.W. Miller, Bell’s electronics components operation, product demand, following a protracted weak market for electronic products, helped increase sales by 32 percent to $1.6 million from $1.2 million in the prior-year period. Operating income increased four-fold to $305,000 from $76,000 last year on the increase in sales and a beneficial shift in product mix.

     The company continues to maintain a strong balance sheet with no bank debt. At March 31, 2003, Bell had net working capital of $19.1 million and cash and cash equivalents of $7.7 million. Seasonally comparable amounts at the end of last year’s first quarter were $20.9 million and $8.0 million, respectively. Shareholders’ equity totaled $24.5 million, or $2.93 per share, at March 31, 2003.

     Bell’s primary business, the Tech.logix Group, provides information technology lifecycle services, including planning, product sourcing, migration, support, and disposal services. Recurring support services include help desk and on-site expertise for desktop and mobile devices, business software applications, and network infrastructures. Bell also distributes after-market parts and accessories to the recreational vehicle market. In addition, Bell manufactures and distributes a variety of standard and custom magnetic components used in electronic applications for computer, medical and telecommunication equipment.

Certain matters discussed in this news release are forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from current trends. These include, but are not limited to, general business conditions and economic uncertainty, reduced technology product sales as major suppliers increasingly sell directly to end-users, decreased margins due to price competition, delays and costs associated with new client engagements, realizing business opportunities as the economy improves, and other factors described in the company’s public filings from time to time.

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Bell Industries, Inc.
Consolidated Operating Results
(In thousands, except per share data)
(Unaudited)

Three months ended March 31	2003	2002

Net revenues:
Products	$23,568	$26,444
Services	8,509	5,673

	32,077	32,117

Costs and expenses:
Cost of products sold	19,007	22,043
Cost of services provided	6,972	4,314
Selling and administrative	7,423	7,352
Interest, net	(22)	(56)

	33,380	33,653

Loss before income taxes and cumulative effect of accounting change	(1,303)	(1,536)
Income tax benefit	(391)	(606)

Loss before cumulative effect of accounting change	(912)	(930)
Cumulative effect of accounting change, net of income tax benefit of $836	—	(1,280)

Net loss	$(912)	$(2,210)

Basic and diluted share data
Loss before cumulative effect of accounting change per share	$(.11)	$(.10)

Net loss per share	$(.11)	$(.24)

Weighted average common stock	8,367	8,890

OPERATING RESULTS BY BUSINESS SEGMENT
Net revenues:
Technology Solutions
Products	$11,309	$15,433
Services	8,509	5,673

	19,818	21,106
Recreational Products	10,640	9,784
Electronic Components	1,619	1,227

	$32,077	$32,117

Operating income (loss):
Technology Solutions	$(985)	$(1,019)
Recreational Products	61	75
Electronic Components	305	76
Corporate costs	(706)	(724)

	(1,325)	(1,592)
Interest, net	22	56
Income tax benefit	391	606
Cumulative effect of accounting change, net	—	(1,280)

Net loss	$(912)	$(2,210)

Bell Industries, Inc.

Consolidated Condensed Balance Sheet
(In thousands)
(Unaudited)

	March 31,	December 31,
	2003	2002

ASSETS
Current assets:
Cash and cash equivalents	$7,658	$10,079
Accounts receivable, net	19,277	13,078
Income tax receivable	2,400	2,400
Inventories	12,191	12,349
Prepaid expenses and other	2,696	3,051

Total current assets	44,222	40,957

Fixed assets, net	4,941	5,436
Other assets	2,961	2,997

	$52,124	$49,390

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,724	$10,687
Accrued payroll and liabilities	10,440	10,661

Total current liabilities	25,164	21,348

Long-term liabilities	2,465	2,496
Shareholders’ equity	24,495	25,546

	$52,124	$49,390